Exhibit 4.19

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Agreement") is made and entered into as of this 19 day of March, 2012 (the "Signing Date") by and among the lenders listed on Exhibit A hereto (the "Lenders"), the entities listed on Exhibit B hereto (the "New Lenders") and BluePhoenix Solutions Ltd., a company incorporated under the laws of the State of Israel (the "Company"). The Company, the Lenders and the New Lenders are referred to, collectively herein as the "Parties" and separately as a "Party".

WHEREAS, the Company and the Lenders have executed that Loan Agreement attached hereto as Exhibit C dated as of April 18, 2011, as amended on May 4, 2011 and attached hereto as Exhibit D (the "Loan Agreement");

WHEREAS, the Lenders have asserted certain claims against the Company with respect to the Loan Agreement, which such claims are rejected by the Company;

WHEREAS, the Company's Board of Directors and Audit Committee have reviewed and approved this Agreement;

WHEREAS, the Company and the New Lenders intend to amend the terms of the Loan Agreement to be entered into as of the date of signing of this Agreement (the "Loan Amendment");

WHEREAS, the New Lenders are willing to purchase and assume the Loan Agreement in accordance with the terms and conditions listed in this Agreement;

WHEREAS, the Lenders have agreed to postpone all actions with respect to the asserted claims they have planned to take against the Company in connection with the repayment of the Loans, pending execution of this Agreement and conditional upon consummation thereof.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1	Definitions. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Loan Agreement.

2	The Transaction.

2.1	Sale and Purchase of Loan.

2.1.1	At the Closing:

(i)
In consideration for the Purchase Price (as defined below), the Lenders shall sell and assign to the New Lenders, and the New Lenders shall purchase and assume from the Lenders: (a) the Loan Agreement and all rights of the Lenders thereunder, (b) 136,080 Ordinary Shares of the Company currently held by the Lenders and DS APEX Mergers and Acquisitions Ltd (the "Assigned Shares"), (c) the rights of the Lenders under the Loan Agreement to receive (i) $4,000,000 of the Loans and (ii) the Interest previously accrued on the Initial Principal and Second Principal (such Loans plus the accrued interest thereon, the "Assumed Amount", which Assumed Amount may be increased pursuant to the terms of Section 3.3), and (d) any and all other rights of the Lenders under the Loan Agreement, including, without limitation, any rights to bring any claims under the Loan Agreement. The sale and assignment of the Loan shall include all outstanding rights and obligations of the Lenders in the Loan Agreement and the Lenders shall have no further rights or obligations under the Loan Agreement or any related agreement following the Closing, provided however that the obligation under Section 3.7 (Confidentiality) of the Loan Agreement shall remain in full force and effect following the Closing.

(ii)
The Lenders shall assign to the New Lenders the Pledge Agreements attached hereto as Exhibit E-1 and Exhibit E-2 (and shall execute the Pledge Amendments attached hereto as Exhibit E-3 and Exhibit E-4, the "Pledge Amendments") and the Pledge Certificates issued to the Lenders in the form attached hereto as Exhibit F and all of the rights of the Lenders under such agreements.

(iii)	The New Lenders shall assume all of the obligations, commitments and liabilities of the Lenders arising under the Loan Agreement.

2.2	Deliveries. Prior to or at the Closing, each of the Lenders, the Company and the New Lenders agrees to do the following:

2.2.1
The Parties shall execute and deliver all documents required in order to assign to the New Lenders the Security Interests granted by the Company to the Lenders, including without limitation, any documents required for filing with the Israeli Registrar of Companies which is required to effect the transfer and assignment of the Security Interests (attached hereto as Exhibit E-5, Exhibit E-6, Exhibit E-7 and Exhibit E-8). Such documents shall be in a form reasonably satisfactory to the New Lenders, and shall include, inter alia, a legal note amending the Pledge Agreements (attached hereto as Exhibit E-3 and Exhibit E-4) and the Pledges Certificates granted to the Lenders, and letter to the Company by the New Lenders and the Lenders notifying the Company of the assignment of the Security Interests.

2.2.2
Subject to the Banks' approval and as instructed by the Banks, (i) each of the New Lenders and the Company shall execute subordination agreements substantially in the form attached hereto as Exhibit G and the Lenders and the Company shall concurrently execute a termination of the existing subordination agreement among the Lenders, the Banks and the Company or (ii) the Lenders shall assign the existing Subordination Agreements to the New Lenders and the New Lenders shall deliver to the Lenders a consent and confirmation letter in favor of the Lenders and each of the Banks certifying that each of the New Lenders undertakes to keep all of the obligations of the Lenders to the Banks,  under the Subordination Agreements. Such consent shall be in the form attached hereto as Exhibit H.

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2.2.3
(a) The New Lenders shall transfer the Purchase Price (as defined below) and (b) the Company or the New Lenders (as specified in Section 3 below) shall transfer, or instruct Magic to transfer, if applicable, an amount equal to the Released Escrow Funds (as defined below), in US$, to the account of DS APEX Holdings Ltd ("DS APEX") for the benefit of all the Lenders, provided that the Company shall not transfer such amount and shall not instruct Magic to transfer it, to the Lenders or to the New Lenders, in case of any applicable legal requirement or lawful impediment preventing the Company from doing so considering, inter alia, the Company's financial status. The allocation among the Lenders of the repayment amounts is listed in Exhibit A herein. The New Lenders or the Company shall have no liability or obligation towards any of the Lenders with respect to the Purchase Price once the New Lenders have transferred the Purchase Price to DS APEX and shall be deemed to have satisfied the terms of this Section 2.2.3 upon transfer of the Purchase Price to DS APEX.

2.2.4
The Lenders shall irrevocably instruct DS Investment House Ltd., the broker holding the Assigned Shares, to transfer the Assigned Shares to the New Lenders according to the allocation listed in Exhibit B.

2.2.5	The Lenders shall deliver the Lenders' Waiver (as defined below).

2.3
Conditions to Closing by the New Lenders. Each New Lender's obligation at the Closing to consummate the transactions contemplated hereby is subject to the satisfaction and fulfillment, prior to or at the Closing, of each of the following conditions precedent (any or all of which may be waived, in whole or in part, by each of the New Lenders, which waiver shall be at the sole discretion of such New Lender):

2.3.1
Accurate Representations and Warranties. The representations and warranties of the Company and the Lenders in this Agreement shall be true and correct when made and as of the Closing Date, as though the Closing Date was substituted for the date set forth in such representations and warranties.

2.3.2	Compliance with Covenants. The Company and the Lenders shall have performed and complied with all of its covenants, agreements and undertakings set forth herein.

2.3.3
Qualifications and Shareholder Approvals. The Company shall have obtained all permits, consents, approvals and authorizations that are necessary or required lawfully for the Company to consummate the transactions contemplated by this Agreement and the Loan Amendment, including without limitation, the approval of the Company's shareholders (the "Shareholder Approval"). It is hereby clarified that a failure by the Company to obtain the Shareholder Approval or the Banks' Consent (as defined below) shall not constitute a default or breach on behalf of the Company of any term of this Agreement, but shall trigger the Lenders', the New Lenders' and the Company's right to terminate this Agreement as a result thereof, in each case in accordance with terms set forth herein.

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2.3.4
No Action. No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any state, municipal, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would: (i) prevent consummation of any of the transactions contemplated by this Agreement (including any action taken by the Company seeking remedies under Section 350 under the Companies Law) or by the Loan Amendment; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) affect adversely the right of the Company to own its intellectual property or other material assets (namely, action, suit or proceeding involving assets to the extent such action, proceeding or suit may have material adverse effect on the Company).  In the event of occurrence of any such action, then the provisions set in section 9 herein restricting the Lenders in exercising their claims against the Company shall be cancelled as well.

2.3.5	DS Investment House Ltd shall have transferred to the New Lenders the Assigned Shares according to the allocation set forth in Exhibit B.

2.3.6
The consent of the Banks to this Agreement, the Loan Amendment and the Bridge Financing (as defined below) (including to the grant of the Security Interest as defined therein) and the transactions contemplated hereby and thereby (provided that the consent of the Banks to the release of the Released Escrow Funds shall not be a closing condition to this Agreement) shall have been obtained, and shall be in a form satisfactory to the New Lenders' counsel (the "Banks' Consent").

2.3.7
All conditions to the closing of the transactions contemplated under the Loan Amendment shall have been satisfied or waived and the closing of the transactions contemplated thereunder shall have occurred concurrently with the Closing hereunder.

2.4
Conditions to Closing by the Lenders. Each Lender's obligation at the Closing to consummate the transactions contemplated hereby is subject to the satisfaction and fulfillment, prior to or at the Closing, of each of the following conditions precedent (any or all of which may be waived, in whole or in part, by DS APEX, which waiver shall be at the sole discretion of DS APEX):

2.4.1
Accurate Representations and Warranties. The representations and warranties of the New Lenders in this Agreement shall be true and correct when made and as of the Closing Date, as though the Closing Date was substituted for the date set forth in such representations and warranties.

2.4.2	Compliance with Covenants. The New Lenders shall have performed and complied with all of its covenants, agreements and undertakings set forth herein.

2.4.3
Payment of Purchase Price.  Each New Lender shall have delivered to the Lenders its portion of the Purchase Price and the Company or the New Lenders shall have delivered to the Lenders the amount of the Released Escrow Funds (or an equivalent amount pursuant to Section 3.3).

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3	Purchase Price.

3.1
In consideration of the assignment of the Lenders' rights under the Loan Agreement including the rights to the Assumed Amount and the Assigned Shares, the New Lenders shall pay the Lenders, severally and not jointly, an aggregate amount of Four Million One Hundred Thousand Dollars (US$ 4,100,000) (the "Purchase Price", as adjusted pursuant to Section 3.3 below) which shall be paid in one installment to the Lenders at the Closing Date in accordance with Section 2.2.3.

3.2
Subject to section 2.2.3 above, the Company shall seek all required consents including the consent of Magic Software Enterprise Ltd. ("Magic") to the release by Magic of US$1,000,000 (the "Released Escrow Funds") from the funds held by Magic in escrow to secure potential claims in connection with the transaction between Magic and the Company relating to the sale of the Company's AppBuilder assets to the Lenders (the "Magic Transaction"). In consideration for the release of the Released Escrow Funds as contemplated herein or payment of similar amount in lieu thereof pursuant to section 3.3 below and the distribution at the Closing of such funds to the Lenders in accordance with the terms hereof, the Lenders agree to provide the Company, Magic and their respective directors and officers (the "Indemnified Parties"), an executed release and full waiver (the "Lenders' Waiver") of any and all claims they may have against the Indemnified Parties including any claims they may have relating to the Magic Transaction, in a form attached hereto as Exhibit I. Upon timely payment of the Released Escrow Funds and the Purchase Price to the Lenders, the Lenders shall be deemed to have been paid in full with respect to the Loans and any accrued interest thereon and shall have no further claims thereunder.

3.3
Notwithstanding the above but subject to the condition that the Lenders execute the Lenders' Waiver, (i) in case the Released Escrow Funds are not released to the Lenders by the date that all conditions to Closing set forth herein have been fulfilled (except for receipt by the Company of Banks' approval to release the Released Escrow Funds to the Lenders or if the Company does not transfer such funds, the New Lenders shall transfer such funds) (the "Completion Date") (except if such funds are not released due to the Lenders' failure to execute the Lender's Waiver to Magic's and the Company's), or if the New Lenders otherwise so elect in their sole discretion, the New Lenders shall transfer $1,000,000 to the Lenders on the Closing Date instead of the Released Escrow Fund and (ii) in case only a portion of the Released Escrow Funds is transferred to the Lenders by the Completion Date, the New Lenders shall transfer the balance between $1,000,000 and that portion of the Released Escrow Funds transferred to the Lenders. In case the New Lenders transfer an additional amount to the Lenders instead of some or all of the Released Escrow Funds pursuant to this Section 3.3, the Purchase Price and the Assumed Amount shall each be increased by such additional amount transferred by the New Lenders to the Lenders. In such a case, the Company acknowledges and agrees that the Loans owed to the New Lenders under the Loan Agreement shall equal $5,000,000 (less any amount of the Released Escrow Fund transferred to the Lenders, if any) plus any accrued and unpaid interest thereon. In case the New Lenders fund the $1,000,000 or the balance thereof pursuant to this Section 3.3, each of them shall fund its pro rata share of such amount calculated based on such New Lender's portion of the Purchase Price listed in Exhibit B. The Company agrees that in case it receives Released Escrow Funds following the Closing and the payment of the additional $1,000,000 or a portion thereof as provided above to the Lenders by the New Lenders, subject to the Banks' Consent and provided that based on the opinion of Company counsel there is no applicable legal requirement or lawful impediment preventing the company from doing so, inter-alia, in light of the financial situation of the Company, such amount shall be paid to the New Lenders and upon such payment, the Assumed Amount shall be reduced correspondingly to reflect such payment.  Each of the New Lenders and the Company undertake to update the Lenders on the achievement of each condition to Closing set forth herein and shall promptly update the Lenders on the completion of such conditions.

3.4	For the avoidance of doubt, no VAT shall be added to the Purchase Price.

5/18

4
Closing. The consummation of the transactions contemplated hereby (the "Closing") shall take place at the offices of Zemah Schneider & Partners, 2 Raul Wallenberg Street, Tel-Aviv, subject to the terms and conditions of this Agreement, remotely by electronic means (via email, PDF and/or facsimile transmissions) or by such other means as the Parties hereto shall agree, at a time and date to be designated by the Parties which shall be no later than the second business day after the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth herein (other than those conditions that by their nature may only be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time, date and location as the Parties hereto agree (the "Closing Date").

5
Withholding Taxes. each New Lender shall be entitled, with respect to the applicable Purchase Price payable herein by such New Lender to each of the Lenders, to deduct and withhold from the applicable Purchase Price and transfer to the Israeli Income Tax Authority, such amounts as such New Lender is required to deduct and withhold with respect to the making of any such payment under any applicable Israeli or US tax law or regulation, at the applicable rate for such withholding, unless the applicable Lender has provided to the New Lenders, at the Closing, with an appropriate written unequivocal exemption from or reduction of such withholding tax issued by the Israeli Tax Authority and/or the Internal Revenue Service authority in respect of the applicable Purchase Price, which shall be acceptable to such New Lender's counsel in its reasonable discretion. To the extent that amounts are so withheld and paid over to Israeli Income Tax Authority and/or the Internal Revenue Service authority by any New Lender, such withheld amounts shall be treated for all purposes of this Agreement as the Lenders have been paid such withheld amounts (and for the avoidance of doubt, such withheld amounts shall be deemed part of the Purchase Price). The New Lenders shall provide the Representative with a prior written notice at least 14 calendar days prior to the date of the scheduled shareholders meeting, in the event that the New Lenders' intend to withhold any taxes from the payments made hereunder to the Lenders and shall reasonably cooperate with Lenders with respect to any action required by the Lenders to receive an exemption from such withholding tax.

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6	Representations and Warranties and Agreements.

6.1	Each of the Lenders represents and warrants to the New Lenders, severally and not jointly, and acknowledges that the New Lenders are entering into this Agreement in reliance thereon, as follows:

6.1.1
Such Lender's rights under the Loan Agreement, including such Lender's rights to the Assumed Amount, are free and clear of any and all Liens (as defined below), other than the rights listed in the Transaction Documents.

6.1.2
That it has valid title to the Assigned Shares free and clear of any pledge, lien, hypothecation, encumbrance, charge, assignment, claim or other security interest of any kind or character, or any other right of any third party, of any nature whatsoever, including a conditional sale agreement or claim, or any payment obligations or beneficial ownership, and free and clear of all rights of first refusal, co-sale rights, options to purchase, anti-dilution, pre-emptive rights, proxies, and any other voting agreements, calls or commitments of every kind (each, a "Lien"), other than the rights and limitations under applicable Law. Each of the Lenders hereby represents and warrants that he has not previously assigned or transferred, or purported to have assigned or transferred, to any party whatsoever, any rights to the Assumed Amount or the Assigned Shares or any rights thereto. Each of the Lenders hereby warrants that at the Closing, the Assumed Amount and the Assigned Shares shall be free and clear of any such Liens.

6.1.3
Except for the Assigned Shares and except for the Loan Agreement, there are not any contracts or binding commitments providing for the issuance of, or the granting of rights to the Lenders to acquire from the Company, any share capital of the Company or under which the Company is, or may become, obligated to issue any of its securities to such Lender.

6.1.4	Except for the Loan Amendment, the transactions contemplated hereunder are not on the part of the Lenders, in violation of any term of the Subordination Agreements applicable to the Lenders.

6.1.5
Such Lender represents that it understands the meaning of the assignment of the Loan Agreement (including without limitation the rights to the Assumed Amount) and the transfer of the Assigned Shares in view of the Lender’s overall financial needs and with respect to legal and tax implications of this Agreement.

6.1.6
Such Lender acknowledges and agrees that the Company and the New Lenders may negotiate and agree on the terms of the Loan Amendment to be entered in connection with the assumption of the Loan Agreement by the New Lenders pursuant to the terms hereunder.

6.2	Each of the New Lenders represents and warrants to the Lenders and to the Company and acknowledges that the Lenders are entering into this Agreement in reliance thereon, as follows:

6.2.1	Such New Lender is an "accredited investor" (as defined in Rule 501 of Regulation D).

6.2.2
Such New Lender is familiar with the Company, its businesses and its financial status, and has reviewed all of the Transaction Documents and has had the opportunity to ask questions and receive answers from the Lenders and the Company regarding the Company and the transactions contemplated herein, and received any other information such New Lender has deemed necessary and appropriate.

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6.2.3	Such New Lender has the financial capability and liquidity to perform its obligations under this Agreement.

6.2.4
Such New Lender represents that it had sought independent advice from professional advisors relating to the suitability for the New Lender of an investment in the Company in view of the New Lender’s overall financial needs and with respect to legal and tax implications of such an investment.

6.2.5	Each New Lender understands the restrictions on transfer applicable to the Assigned Shares under applicable law.

6.3	The Company represents and warrants as follows:

6.3.1	Authorization; Enforcement.

(i)	The Company has the requisite corporate power and authority to enter into and perform this Agreement and to complete the transactions contemplated by this Agreement.

(ii)
The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, subject to obtaining the Shareholder Approval.

(iii)	When executed and delivered by the Company, the Agreement shall constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

6.3.2
The transactions contemplated hereunder are not, in violation of (i) any term of any material contract or covenant between the Company and the Banks, or (ii) any judgment, decree or order of any court or administrative agency binding on the Company.

6.3.3
The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) conflict with, or constitute a default (or an event which, with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or by which the Company or any of its Subsidiaries' respective properties or assets are bound (ii) require the consent, approval, authorization or order of any person, court, regulatory body, administrative agency or other governmental body on the part of the Company for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement which consent or approval shall not be obtained, other than the Shareholder Approval and the Banks' Consent.

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6.4	Each of the Lenders and the New Lenders represents and warrants, severally and not jointly, as follows:

6.4.1	Such Party has the requisite power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

6.4.2
The execution, delivery and performance of the Agreement by such Party have been duly authorized by all necessary corporate, limited liability company, partnership or other action, and no further consent or authorization of such Party or its Board of Directors (or similar governing body), shareholders, partners or members, as the case may be, is required.  When executed and delivered by the Party, this Agreement shall constitute valid and binding obligations of such Party.

6.5
Each of the Lenders hereby irrevocably appoints DS APEX as its representative (the “Representative”), to act on behalf of such Lender in any matters which requires consent of the Lenders, to do or refrain from doing all such further acts and things, in its sole discretion. In any matter where a notice is required or permitted to be given to the Lenders, or in any case where the Lenders' consent is required in connection with this Agreement, a notice submitted to the Representative alone or by the Representative or the Representative’s consent alone, as the case may be, shall be deemed sufficient and in full compliance with the provisions of this Agreement.

6.6
Immediately following the Signing Date but not later than eight (8) days thereafter, the Company shall take all actions required in order to convene shareholders meeting for the approval of this Agreement and the Loan Amendment within the time frame set forth in Section 8 below. The Company shall engage a solicitation agent required for the approval of the shareholders.

6.7
The Company and the New Lenders shall use commercially reasonable efforts to receive Banks' Consent, including the consent for the Bridge Financing, within 21 business days following the Signing Date (the "Initial Period") (provided for the avoidance of doubt that the New Lenders and the Company shall not be required to provide the Banks with any consideration or benefit in order to obtain such consent). The New Lenders shall update the Lenders if the Banks' Consent has been obtained or waived by the New Lenders within such period. If the Banks' Consent shall not have been obtained within the Initial Period, the Lenders, in their discretion, may extend the above period for obtaining the Banks' Consent by any length of time in their discretion (but not after 60 days have passed from the Signing Date, or may elect to terminate this Agreement by providing the New Lenders a written notice thereof. The Lenders agree to the extension of the Bridge Financing and formation and registration of a second ranking pledge and charges in favor of the New Lenders pari passu with the Lenders, including with respect to the Bridge Financing regardless of whether the Closing occurs or not, provided that the Banks' Consent shall have been obtained for the transactions made under the Bridge Financing including for the receipt of the New Lenders' second ranking pledge and charges with respect thereto. Notwithstanding anything to the contrary herein, the Lenders irrevocably covenant and agree that they shall have no priority over the repayment of the amounts funded by the Lenders under the Bridge Financing and that such amounts shall be pari pass with the Lenders irrespective of any claims (whether successful or not) of any party that the second ranking pledge and charges in favor of the New Lenders are not valid or perfected.

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7
Irreparable Damage. Each of the Lenders and the New Lenders agrees that irreparable damage would occur to the other party in the event such party shall breach this Agreement. It is accordingly agreed that each of the Lenders and the New Lenders shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

8	Termination.

8.1	At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned by authorized action taken by the terminating party:

8.1.1	By mutual written consent of the Lenders and the New Lenders.

8.1.2
By either the Lenders or the New Lenders, if the Closing shall not have occurred on or before 60 days have passed from the Signing Date or such other date that the Lenders and the New Lenders may agree upon in writing (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.1.2 shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

8.1.3
Subject to the provisions of Section 9 below, by either the Lenders or the New Lenders, if any permanent injunction or other order of a governmental entity of competent authority preventing the consummation of the transaction shall have become final and non-appealable or if the Company filed for a Petition or a 350 Order (both as defined below); provided, however, that the right to terminate this Agreement under this Section 7.1.3 shall not be available to any party whose breach of this Agreement has been the cause of or resulted in such injunction or other order;

8.1.4	By the Lenders pursuant to Section 6.7 above.

8.2
In the event of termination of this Agreement, as provided in this Section 8 or Section 9, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the New Lenders, the Company, the Lenders or their respective officers, directors, shareholders or affiliates with respect to this Agreement; provided, however, that the provisions of this Section 7, Section 8, Section 10, Section 11 and Section 15 shall remain in full force and effect and survive any termination of this Agreement.

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9
No Legal Actions. During the term of this Agreement, each of the Parties will refrain from taking any action against the other Parties or their directors and officers or any of their affiliates, including without limitation, filing petition for liquidation or any petition under the provisions of applicable laws for the appointment of a liquidator, trustee or receiver, or any other officer of the court of law or petition for the placement of a lien for the Company or for the assets of the Company or any part thereof, all – on either permanently or temporary basis ("Petition "); provided that the Company reserves all its rights under Section 350 of the Companies Law ("350 Order"), and further provided, that if an action or a Petition is filed against the Company by any third party and/or the Company has initiated a 350 Order, the Lenders may elect to file or join any such filing or Petition against the Company in which case each of the New Lenders and the Company shall have the right to terminate this Agreement, by providing the Lenders with a written notice.

10
Release of Past Claims. Subject to consummation of the transactions contemplated hereby  and the full transfer of the Purchase Price and Release Escrow Fund or the additional Purchase Price pursuant to Section 3.3, the Company, the Lenders and the New Lenders, each of which on behalf of itself and its heirs, agents, employees, representatives, partners, owners, founders, related entities, officers, parents, shareholders, beneficial owners, directors, subsidiaries, divisions, investors, transferees, predecessors, successors, and assigns irrevocably releases, acquits waives and forever discharges each other party and its heirs, agents, employees, representatives, partners, owners, founders, related entities, officers, parents, shareholders, beneficial owners, directors, subsidiaries, divisions, investors, transferees, predecessors, successors, and assigns, jointly and severally, of and from any and all debts, suits, claims, actions, causes of action, controversies, demands, rights, damages, losses, expenses, costs, attorneys' fees, compensation, liabilities and obligations whatsoever, foreseen or unforeseen ("Claim"), arising at any time up to and including the date of the Closing Date, which each party may now have or at any time heretofore may have had, or which at any time hereafter may have or claim to have against each other Party with regard to events that occurred prior to the Closing Date. Additionally, the Company’s officers and directors and employees ("Office Holders") and/or any professionals and/or anyone on their behalf shall be deemed third parties beneficiaries of the foregoing provisions and subject to consummation of the transactions contemplated hereby and the full transfer of the Purchase Price and Release Escrow Fund or the additional Purchase Price pursuant to Section 3.3, the Company, the Lenders and the New Lenders irrevocably releases, acquits waives and forever discharges them of and from any and all Claims. Moreover, upon execution of this Agreement the New Lenders and the Lenders undertake, with respect to any Claim, if any, against the existing Office Holders covered by Company's valid Directors' and Officers' policy insurance, as in existence and effect on the date hereof ("D&O Policy"), not to bring such Claim against such existing Office Holders in an amount that exceeds the coverage amount under the D&O Policy as in effect as of the date hereof  (irrespective if such D&O Policy is in effect on the date on which a lawsuit is brought for such alleged Claim, if any). The Company hereby represents and warrants that it has a valid D&O Policy and that the limit of liability under the D&O Policy for the period from July 1, 2011 and until June 30, 2012 is US$ 25 million (per event and in the aggregate). The foregoing does not constitute any admission or implied admission to any allegation, demand or any Claim of any kind against the Company or any Office Holder and the Company (on its behalf and on behalf of its Office Holders) warrants that it fully rejects any allegations, demands or Claims made against it and its Office Holders, of any kind or in any amount what so ever). Any provision herein does not in any way Cancel or derogate and shall not be interpreted as cancelling or derogating from or any of insurer(s)’ rights under or in connection with the D&O Policy or otherwise.

11
Publicity. The Parties shall not issue any press release or otherwise make any announcements to the public, except as required by law, without the prior written consent of the other. Each of the New Lenders hereby acknowledges that DS APEX is a public company whose securities are traded on the stock exchange and as such may be required to issue a public release in connection with this Agreement. Each of the Lenders and the New Lenders hereby acknowledges that the Company is a public company whose securities are traded on the stock exchange and as such is required to issue a public release and/or public filings in connection with this Agreement, which shall include, without limitation, the description of this agreement, proxy statements and other public forms.

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12	Mutual Cooperation.

12.1
the Parties shall each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any document, notice, act, or any judicial or administrative proceedings relating to the fulfillment of the transactions contemplated in this Agreement, and each will retain and provide the other with any information that may be relevant to such proceedings.

12.2
The Lenders and the New Lenders undertake to vote all their shares in the Company in favor of the approval of this Agreement and the Loan Amendment (subject to the Companies Law - 1999) irrespective of the fact that they acknowledge herein they have not reviewed and may not be familiar with the terms of the Loan Amendment.

13	Survival of Representations of Warranties. The representations and warranties listed in this Agreement shall survive for a period of three (3) years.

14
Conditions to Closing by the Company. The Company's obligation at the Closing to consummate the transactions contemplated hereby is subject to the satisfaction and fulfillment, prior to or at the Closing, of each of the following conditions precedent (any or all of which may be waived, in whole or in part, or the date of which be extended by the Company, which waiver or extension shall be at the sole discretion of the Company): (1) the Banks’ Consent and Shareholder Approval shall have been obtained; and; (2) The New Lenders shall have made available to the Company not later than March 23rd, 2012, the amount of $500,000 (five thousand US Dollars) (the "Bridge Financing").

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Fees and Expenses.  Each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

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Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with the laws of the State of Israel, without regard to conflict of law principles. The Parties agree that venue for any dispute arising under this Agreement will lie exclusively in courts located in Tel Aviv, and the Parties irrevocably waive any right to raise forum non conveniens or any other argument that the courts of Tel Aviv are not the proper venue or that any other court has jurisdiction over any dispute arising under this Agreement.

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Entire Agreement; Amendment.  This Agreement and the ancillary documents herein contain the entire understanding and agreement of the Parties with respect to the matters covered hereby and, except as specifically set forth herein, neither Party makes any representation, warranty, covenant or undertaking with respect to such matters, and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein.  No provision of this Agreement may be waived or amended other than by a written instrument signed by the Parties. Except as specifically set forth herein, the Lenders shall not be entitled to any further payment (including any reimbursement of expenses or costs) from the New Lenders and the Company, in connection with the transaction contemplated by this Agreement.

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Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile (subject to electronic confirmation of such facsimile transmission) at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

If to any Lender:	At the address of such Lender set forth on Exhibit A to this Agreement.

with copies to:	Zemah, Schneider & Partners 2 Raul Wallenberg St., Tel-Aviv Tel. No.: 972-3-768-4300 Fax No.: 972-3-768-4309

If to any New Lender:	At the address of such Lender set forth on Exhibit B to this Agreement.

with copies to:	Herzog, Fox & Neeman 4 Weizmann St., Tel Aviv Attn: Yair Geva, Adv. Tel. No.: 972-3-692-2861 Fax No.: 972-3-696-6464 Email: gevay@hfn.co.il

If to the Company:	BluePhoenix Solutions Ltd. 8 Maskit St. Herzelia Attn. General Counsel Tel. No.: +972-9-952-6110 Fax No.: +972-9-952-6111

Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other parties hereto.

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Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each Party and with respect to the New Lenders and the Company with the consent of the Banks.

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Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other Parties hereto, it being understood that all Parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

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Severability.  The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

Company: BLUEPHOENIX SOLUTIONS LTD. By: _____________________________ Name: __________________________ Title: ___________________________

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

New Lenders: ____________________ By: _____________________________ Name: __________________________ Title: ___________________________

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

Lenders: DS APEX HOLDINGS LTD. By: _____________________________ Name: __________________________ Title: ___________________________

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

Lenders: ____________________ By: _____________________________ Name: __________________________ Title: ___________________________

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